Exhibit 99.1
MERCANTILE BANCORP COMPLETES EXCHANGE
OF GBC BANCORP SHARES
•	Five percent Equity Stake taken In GBC Bancorp Five Years Ago

•	Merger of GBC Bancorp and First Charter Completed

•	Mercantile Receives First Charter Common Shares

•	Gain of $2.9 Million to be Posted in Fourth Quarter 2006
Quincy IL, November 6, 2006 — Mercantile Bancorp, Inc. (AMEX: MBR) announced today that, as a result of the recently completed merger of GBC Bancorp and First Charter Corporation, it has converted its equity investment in GBC into First Charter common shares with a current aggregate value of approximately $4.0 million.
Mercantile said based on its investment of approximately $1.1 million, it will record a gain of about $2.9 million in the fourth quarter of 2006. This represents an annualized return of approximately 28 percent.
“Our equity stake in GBC Bancorp was one of several strategic investments we’ve made in recent years as part of our three-pronged strategy to deliver value to our shareholders,” said Dan S. Dugan, Mercantile’s president and chief executive officer. “We have typically sought out equity investments in community banks with superior growth potential and invested with the intent of participating in the success those banks enjoy. In this instance, GBC’s success attracted the attention of a suitor. The successful merger allowed us to realize a creditable gain on our investment. This element of our strategy, along with our family of banks and strategic acquisitions is allowing us to deliver increased value to our shareholders.”
Mercantile said it is receiving 164,013 shares of Charlotte, NC based First Charter Corporation (FCTR) in exchange for 100 percent of its holding of GBC Bancorp. Based on the November 3 market price close, those shares are valued in excess of $4,018,000.
“This transaction is evidence of how, through prudent deployment of a small percentage of our capital, we can generate returns over and above those we could achieve were we to focus solely on operations,” Dugan stated. “We have continued to seek out opportunities to invest and this year have made additional investments in growing community banking organizations in Florida, Georgia and Tennessee.
“It is important to note that investments in other banks represent only one facet of our strategy. We are also committed to the two other elements of our strategy, including growing and improving the performance our family of banks that are the foundation of our business and seeking out opportunities to make strategic acquisitions,” Dugan noted.
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of 3 banks in Illinois, 2 banks in Missouri and 1 bank in Kansas, where the

Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. In addition, the Company has minority investments in 7 community banks in Missouri, Georgia, Florida, North Carolina and Tennessee. Further information is available on the Company’s website at www.mercbanx.com.
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
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